UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2009

OXYGEN BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713

(Address of principal executive offices)

(919) 806-4414

(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

In a report on From 8-K filed with the Securities and Exchange on June 8, 2009, Oxygen Biotherapeutics, Inc. (“OBI”) reported a limited offering to holders of non-trading common stock purchase warrants to purchase the warrants in exchange for cash and restricted common stock of OBI. On July 20, 2009, OBI closed the transaction. OBI acquired from 45 persons, and cancelled, 52.1 million common stock purchase warrants with an exercise price of $0.247 per share and an additional 18.8 million warrants with an exercise price of $0.245 per share, or a total of 70.9 million warrants. In exchange for the cancelled warrants OBI issued to the holders 35,456,500 shares of restricted common stock and paid to them $2,836,520 in cash.

The shares of common stock issued by OBI to US persons were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder based on their representations that they are “accredited investors” as defined in Rule 501 of Regulation D. The shares of common stock issued by OBI to non-US persons were issued in reliance on Regulation S adopted under the Securities Act of 1933.

Item 9.01	Financial Statement and Exhibits

Pursuant to Item 601 of Regulation S-K, OBI is filing with this report as Exhibit 10.1 the form of Exchange Agreement made with each of the persons participating in the transaction described under Item 3.02, above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXYGEN BIOTHERAPEUTICS, INC.

Date: July 21, 2009	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer

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